Exhibit 99.1

Organovo Holdings, Inc. Announces Change of Fiscal Year

SAN DIEGO, April 3, 2013, Organovo Holdings, Inc. (OTCQX: ONVO) (“Organovo”), a three-dimensional biology company focused on delivering breakthrough 3D bioprinting technology, announced today that the Company’s Board of Directors has approved a fiscal year-end change from December 31st to March 31st, beginning on March 31, 2013. With this change, Organovo’s current fiscal year began on April 1st and will end on March 31st each year.

The change in fiscal year is in alignment with the Company’s intention to apply for an initial listing on the NYSE or NASDAQ at the earliest available opportunity.

The Company expects to file a transition report for the three-month transition period of January 1, 2013 to March 31, 2013 on Form 10-K on or about May 31, 2013.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The Company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine and The Economist. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company’s ability to enter into successful collaboration arrangements; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our annual report on Form 10-K filed with the SEC on March 15, 2013. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Investor Contact, Barry Michaels, Chief Financial Officer, 1-858-224-1003, IR@organovo.com; or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; or Media Contacts, Mike Renard, EVP, Commercial Operations, 1-858-224-1006, mrenard@organovo.com